Exhibit (d)(24)
FIRST AMENDMENT TO THE EXPEDIA RETIREMENT SAVINGS PLAN
     This First Amendment is made to the Expedia Retirement Savings Plan (the “Plan”), effective January 1, 2007. All terms defined in the Plan shall have the same meanings when used herein. All provisions of the Plan not amended by this First Amendment shall remain in full force and effect.
1.	Section 18.3(c) is hereby amended in its entirety to read as follows:
Unless otherwise provided in the Adoption Agreement of an Adopting Employer, service for an Employee of such Adopting Employer for eligibility, vesting and benefit purposes shall be determined from the Employee’s Employment Commencement Date with the Adopting Employer.
2.	Appendix C is hereby amended to read as set forth in the attached Appendix C.
     Expedia, Inc. has caused this First Amendment to be executed on the date indicated below.

EXPEDIA, INC.

Dated:	6/14/2007	By:	/s/ Kathy Dellplain

		Its:	EVP, Human Resources

APPENDIX C
EMPLOYERS
•	Expedia, Inc. (WA), Hotels.com (DE), Hotwire, Inc. (DE) and TripAdvisor, Inc. (DE) and each of their Affiliates on the Effective Date, except Expedia, Inc., a Delaware Corporation, and Premier Getaways, Inc.

•	Notwithstanding the foregoing, effective January 1, 2006, Premier Getaways, Inc. shall become an Employer.

•	Effective January 1, 2007, Activity Hut LLC shall become an Employer.

•	Effective April 1, 2007, Smarter Travel Media LLC shall become an Employer.